Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pulmatrix, Inc. (the “Company”) on Form S-3 of our report dated March 10, 2016 with respect to our audits of the consolidated financial statements of Pulmatrix, Inc. as of December 31, 2015 and 2014 and for each of the years then ended appearing in the Annual Report on Form 10-K of Pulmatrix, Inc. for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
New York, NY
July 15, 2016